Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE
	Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080
LADENBURG THALMANN REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
Revenues Increase 148%
Shareholders’ Equity Grows to $39.57 Million
Deferred Fees for SPAC Offerings Rise to $25.97 Million

     MIAMI, FL, AUGUST 7, 2007 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced financial results for the three and six months ended June 30, 2007.
     In the second quarter of 2007, the Company had revenues of $18.53 million, a 148% increase over revenues of $7.46 million for the comparable period in 2006. Ladenburg incurred a $1.83 million non-cash charge in the second quarter of 2007 related to the exchange of the Company’s remaining debt for common stock. Including this charge, the Company had income for the second quarter of 2007 of $17,000, or $0.00 per basic and diluted share, compared to a loss of $1.33 million, or $0.01 per basic and diluted share, in the comparable period in 2006. The 2006 period included a $921,000 loss on the NYSE Euronext common stock received in connection with the sale of the Company’s NYSE seat. Excluding the non-cash loss on extinguishment of debt in the 2007 period and the loss on the NYSE Euronext shares in the 2006 period, net income for the second quarter of 2007 was $1.85 million, or $0.01 per basic and diluted share, an increase of $2.25 million from the net loss of $404,000, or $0.00 per basic and diluted share, in the prior-year period.

     For the six months ended June 30, 2007, the Company had revenues of $34.45 million, a 55% increase over revenues of $22.25 million for the comparable period in 2006. The Company had net income for the six months ended June 30, 2007 of $891,000, or $0.01 per basic and diluted share, compared to income of $3.41 million, or $0.02 per basic and diluted share, in the comparable period in 2006. The 2006 results included a $3.86 million gain on the sale of the Company’s NYSE seat. Excluding the non-cash loss on extinguishment of debt in the 2007 period and the gain from the sale of the NYSE seat in the 2006 period, net income for the six months ended June 30, 2007 was $2.72 million, or $0.02 per basic and diluted share, an increase of $3.18 million from a loss of $451,000, or $0.00 per basic and diluted share, in the prior year period.
     Second quarter 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, was $3.70 million, an increase of $3.38 million, or 1,063%, over second quarter 2006 EBITDA, as adjusted, of $318,000.
     EBITDA for the six months ended June 30, 2007, as adjusted, was $6.38 million, an increase of $5.19 million, or 435%, over EBITDA, as adjusted, of $1.19 million for the 2006 comparable period.
     The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported.

	Three months ended June 30,			Six months ended June 30,
	2007	2006		2007	2006
	(in thousands)
	(unaudited)
Total revenue	$18,527	$7,457	(2)	$34,447	$22,251 (2)
Total operating expenses	18,416 (1)	8,757		33,395 (1)	18,805
Operating income (loss)	111	(1,300)		1052	3,446
Net income (loss)	17 (1)	(1,325	)(2)	891 (1)	3,407 (2)

EBITDA and other adjustments	3,698	318		6,383	1,194
Add:
Interest income	53	54		83	119
Income tax benefit	—	—		—	—
Sale of NYSE membership	—	(921)		—	3,858
Less:
Interest expense	(152)	(132)		(272)	(256)
Income tax expense	(94)	(25)		(161)	(39)
Depreciation and amortization.	(249)	(156)		(585)	(328)
Non-cash compensation	(1,406)	(463)		(2,724)	(1,141)
Loss on extinguishment of debt	(1,833)	—		(1,833)	—
Net income (loss)	17	(1,325)		891	3,407

(1)	Includes $1,833 loss on extinguishment of debt.

(2)	Includes $921 loss in the three months ended June 30, 2006 and $3,858 net gain in the six months ended June 30, 2006 on the NYSE common stock, including the NYSE merger transaction.
     EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense and loss on extinguishment of debt, is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC pursuant to the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, an important measure of its ability to generate cash flows to repurchase shares, service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA, as adjusted, eliminates the non-cash effect of tangible asset depreciation and amortization of intangible assets and stock-based compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
     As of June 30, 2007, shareholders’ equity was $39.57 million, an increase of 40% from the Company’s shareholders’ equity of $28.33 million as of December 31, 2006, the end of the last fiscal year.
     Dr. Phillip Frost, Chairman of Ladenburg, said, “We are pleased with Ladenburg’s continued progress in the second quarter of 2007. We realized substantial growth in both revenues and cash flow generation over the prior-year periods as a result of increased investment banking, underwriting and investment advisory fees. During the second quarter we also retired our remaining indebtedness and increased our shareholders’ equity. The debt exchange completes the recapitalization of Ladenburg undertaken over the past two years and positions the company for future growth.”
     Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We remain a leader in the growing Specified Purpose Acquisition Companies (SPACs) space and led or co-managed seven SPACs in the quarter, raising in excess of $1.3 billion and bringing our total to approximately $3.7 billion of SPAC offerings since 2005. Management continues to look for ways to grow our business, both organically and by acquisition, and to increase shareholder value. While no financial services company is immune from the effects of short-term volatility in the capital markets, we believe our business is well positioned in the current market environment to sustain our growth. Ladenburg is not engaged in underwriting or trading of mortgage securities and has no direct exposure to the subprime mortgage market.”
Deferred Underwriting Compensation
     In connection with Ladenburg’s underwriting of SPAC offerings, Ladenburg receives compensation that includes normal discounts and commissions, as well as deferred fees payable to Ladenburg upon a SPAC’s completion of a business transaction. Such fees are not reflected in the Company’s results of operations until the underlying business combinations have been completed and the fees have been irrevocably earned. Generally, these fees may be received within 24 months of the respective date of the offering, or not received at all if no business combination transactions are consummated during such time period. As of June 30, 2007, Ladenburg had unrecorded potential deferred fees for SPAC transactions of approximately $25.97 million, which, net of expenses, amounted to approximately $16.0 million.

Debt Exchange
     In February 2007, Ladenburg entered into a debt exchange agreement with New Valley LLC to retire its remaining outstanding indebtedness. On June 29, 2007, Ladenburg issued 2,777,778 shares of its common stock in exchange for the $5.00 million principal amount of notes and paid accrued interest on the notes of $1.73 million to New Valley. The exchange resulted in a non-cash loss on extinguishment of debt of $1.83 million representing the excess of the quoted market value of the 2,777,778 shares of stock at the date of the debt exchange agreement ($2.46 per share) over the carrying amount of the notes.
Impact of Accounting for Capitalink Acquisition
     As a result of the accounting for the Company’s acquisition of Capitalink, LC in October 2006, Ladenburg will recognize $4.94 million of compensation expense representing contingent consideration, of which $4.27 million is non-cash. The contingent consideration is being amortized over the 15 months ending January 18, 2008, resulting in a monthly charge to operations of $329,000 (a total of $3.95 million for 2007, of which $1.98 million was amortized in the first half of 2007, and $166,000 for 2008).
About Ladenburg
     Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indexes, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey.
# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other factors detailed from time to time in its other filings with the Securities and Exchange Commission, including but not limited to, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Commissions	$4,453	$4,382	$8,908	$9,656
Principal transactions, net	6,967	1,011	12,540	2,561
Investment banking fees	3,783	641	7,192	1,446
Investment advisory fees	673	625	1,386	1,196
Interest and dividends	651	685	1,316	1,337
Syndications and underwritings	1,725	728	2,578	1,563
Gain on NYSE merger transaction	—	—	—	4,859
Realized and unrealized gain (loss) on NYSE Euronext restricted common stock	(24)	(921)	33	(1,001)
Other	299	306	494	634

Total revenues	18,527	7,457	34,447	22,251

Expenses:
Compensation and benefits	10,685	5,224	20,926	11,831
Non-cash compensation	1,406	463	2,724	1,141
Brokerage, communication and clearance fees.	919	756	1,865	1,425
Rent and occupancy, net of sublease revenues	413	434	748	1,122
Professional services	1,346	439	2,010	907
Interest	152	132	272	256
Depreciation and amortization	249	156	585	328
Loss on extinguishment of debt	1,833	—	1,833	—
Other	1,413	1,153	2,432	1,795

Total expenses	18,416	8,757	33,395	18,805

Income (loss) before income taxes	111	(1,300)	1,052	3,446
Income taxes	94	25	161	39

Net income (loss)	$17	$(1,325)	$891	$3,407

Income (loss) per common share:
Basic	$0.00	$(0.01)	$0.01	$0.02
Diluted	$0.00	$(0.01)	$0.01	$0.02
Number of shares used in computation:
Basic	155,103,973	150,043,231	154,601,208	145,840,498

Diluted	167,742,762	150,043,231	167,645,224	148,718,854